Exhibit 23.4

Consent of Independent Auditors

We consent to the references to our firm under the caption "Experts" and to the use of our report dated August 24, 2001, with respect to the consolidated financial statements of Mandara Spa Asia Limited, in the Registration Statement and related Prospectus of Steiner Leisure Limited.

/s/Ernst & Young LLP

Jakarta, Indonesia

May 13, 2002